JOHN HANCOCK BOND TRUST

                                  On behalf of

                     JOHN HANCOCK INVESTMENT GRADE BOND FUND
                     ---------------------------------------
          (formerly John Hancock Intermediate Maturity Government Fund)


                   AMENDMENT TO INVESTMENT MANAGEMENT CONTRACT
                   -------------------------------------------

     It is hereby agreed that on June 7, 2005, the Board of Trustees of John Hancock Investment Grade Bond Fund (the "Fund") voted to amend the first paragraph of Section 6 of the Fund's Investment Management Contract, effective July 1, 2005, as follows:

     6. COMPENSATION OF THE ADVISER. For all services to be rendered, facilities furnished and expenses paid or assumed by the Adviser as herein provided, the Adviser shall be entitled to a fee, paid monthly in arrears, at an annual rate equal to (i) 0.40% of the average daily net asset value of the Fund up to $1,500,000,000 of average daily net assets; and (ii) 0.385% of the amount over $1,500,000,000 of average daily net assets.

Executed this 1st day of July, 2005.


                            JOHN HANCOCK BOND TRUST,
                            On behalf of John Hancock Investment Grade Bond Fund



                            By: /s/Alfred P. Ouellette
                                Alfred P. Ouellette
                                Assistant Vice President and Assistant Secretary



                              JOHN HANCOCK ADVISERS, LLC



                            By: /s/Brian E. Langenfeld
                                Brian E. Langenfeld
                                Assistant Vice President and Assistant Secretary